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                                Exhibit 11

                                VERSAR, INC.
              Statement Re:  Computation of Per Share Earnings
             (Unaudited - in thousands, except per share data)


                                For the Three-Month       For the Nine-Month
                              Periods Ended March 31,   Periods Ended March 31,
                             ------------------------  ------------------------
                                 1999        1998          1999        1998
                             -----------  -----------  -----------  -----------

NET INCOME. . . . . . . . .  $      257   $       35   $    1,198   $      588
                             ===========  ===========  ===========  ===========


Weighted average common
 shares outstanding -
 Basic. . . . . . . . . . .   6,233,671    5,937,264    6,147,535    5,573,532
                             ===========  ===========  ===========  ===========



NET INCOME PER SHARE -
   BASIC  . . . . . . . . .  $     0.04   $     0.01   $     0.20   $     0.11
                             ===========  ===========  ===========  ===========



Common shares from above. .   6,233,671    5,937,264    6,147,535    5,573,532
Assumed exercise of
 options (treasury stock
 method). . . . . . . . . .         ---      490,528          ---      490,528
                             -----------  -----------  -----------  -----------
                              6,233,671    6,427,792    6,147,535    6,064,060
                             ===========  ===========  ===========  ===========


NET INCOME PER SHARE -
DILUTED . . . . . . . . . .  $     0.04   $     0.01   $     0.20   $     0.10
                             ===========  ===========  ===========  ===========

                                        14

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